Kenneth H. Finkelstein
Attorney At Law
                                             1420 5th Avenue
                                             Suite 2200
                                             Seattle, WA
                                             98101

                                             Tel:  (206) 310-1344
                                             Fax: (206) 374-8176


July 10, 2002



Board of Directors
Sonic Media Corp.
2200-1420 5th Avenue
Seattle, WA
98101

Re: Opinion and Consent of Counsel with respect to Registration Statement on Form SB-2 on behalf of Sonic Media Corp.

Sirs:

You have requested the opinion and consent of this law firm, as counsel, with respect to the proposed issuance and public distribution of certain securities of the Company pursuant to the filing of a registration statement on Form SB-2 with the Securities and Exchange Commission.

The proposed offering and public distribution relates to a best efforts, no minimum, 2,000,000 maximum offering of shares to be sold to the public at a price of $0.10 per share. Each offered share has a par value of $0.0001. It is our opinion that the shares sold, when issued in accordance with the terms and conditions set forth in the registration statement, are duly authorized, validly issued, fully paid and non-assessable shares of common stock of the Company in accordance with the corporate laws of the State of Nevada.

We hereby consent to be named by the Company in the registration statement and prospectus included therein. We also consent to the Company filing this legal opinion as an exhibit to the registration statement.

Yours truly,




Kenneth H. Finkelstein
Attorney At Law